Exhibit 99.1

Investor Relations
516-268-7460

DRIVE SHACK INC. ANNOUNCES FIRST QUARTER 2018 RESULTS AND DECLARES SECOND QUARTER 2018 PREFERRED STOCK DIVIDENDS

NEW YORK—(BUSINESS WIRE) — May 3, 2018 — Drive Shack Inc. (NYSE: DS; the “Company”) today reported the following information for the first quarter ended March 31, 2018.

BUSINESS HIGHLIGHTS

▪          Drive Shack – The Company opened its first venue in Orlando, Florida, in April 2018.

o	The Company has announced five additional venues to date, which are in various stages of development, and are expected to open throughout 2019.

o	Drive Shack continues to assess a national and global pipeline of locations and aims to open five to ten sites annually as the business ramps.

▪	American Golf – As of March 31, 2018, the Company owned, leased or managed 74 golf properties across 12 states. These courses are located predominately in high-volume, top-tier cities across the U.S.

o
On a same-store basis, excluding managed courses, the traditional golf business ended the first quarter with approximately 39,000 Players Club members for public properties, an increase of approximately 4,000 members over the end of the first quarter of the prior year.

o
On the private side of the business, there were approximately 8,700 full golf members at the end of the first quarter representing an increase of 464 members from the end of the first quarter of the prior year. For the trailing twelve months, average annual dues per full golf private member increased by $302 since first quarter 2017, on a same-store basis, to $6,377.

FIRST QUARTER 2018 FINANCIAL RESULTS

▪	GAAP Loss of $18 million, or $0.26 per share, compared to loss of $14 million, or $0.21 per share, in 1Q 2017.

▪	Core Earnings of $(5) million, or $(0.08) per share, compared to $(0.4) million, or $(0.01) per share, in 1Q 2017.

o	Year-over-year decrease is primarily due to lower interest income because of the repayment of the resorts-related loan and sale of agency securities.

	1Q 2018	1Q 2017
GAAP Loss	$(18) million	$(14) million
GAAP Loss per WA Basic Share	$(0.26)	$(0.21)

Non-GAAP Results:
Core Earnings*	$(5) million	$(0.4) million
Core Earnings per WA Basic Share*	$(0.08)	$(0.01)

WA:  Weighted Average

*For reconciliations of GAAP Loss to Core Earnings, please refer to the Reconciliation of Core Earnings below.

SECOND QUARTER 2018 PREFERRED STOCK DIVIDENDS

Drive Shack Inc.’s Board of Directors declared dividends on the Company's preferred stock for the period beginning May 1, 2018 and ending July 31, 2018. The dividends are payable on July 31, 2018 to holders of record of preferred stock on July 2, 2018. The Company will pay dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

ADDITIONAL INFORMATION
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated investment portfolio information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

EARNINGS CONFERENCE CALL
The Company’s management will host a conference call on Thursday, May 3, 2018 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “5197994.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Thursday, May 17, 2018 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “5197994.”

Consolidated Statements of Operations (Unaudited)
($ in thousands, except share data)

	Three Months Ended March 31,
	2018	2017
Revenues
Golf course operations	$53,554	$46,296
Sales of food and beverages	13,106	12,845
Total revenues	66,660	59,141
Operating costs
Operating expenses	57,379	50,509
Cost of sales - food and beverages	4,040	4,032
General and administrative expense	9,192	7,487
Management fee to affiliate	—	2,677
Depreciation and amortization	5,548	5,793
Pre-opening costs	1,556	—
Impairment	1,473	—
Realized and unrealized (gain) loss on investments	(242)	3,389
Total operating costs	78,946	73,887
Operating loss	(12,286)	(14,746)
Other income (expenses)
Interest and investment income	446	7,888
Interest expense, net	(4,049)	(5,434)
Other loss, net	(406)	(123)
Total other income (expenses)	(4,009)	2,331
Loss before income tax	(16,295)	(12,415)
Income tax expense	—	539
Net Loss	(16,295)	(12,954)
Preferred dividends	(1,395)	(1,395)
Loss Applicable to Common Stockholders	$(17,690)	$(14,349)

Loss Applicable to Common Stock, per share
Basic	$(0.26)	$(0.21)
Diluted	$(0.26)	$(0.21)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	66,977,104	66,841,977
Diluted	66,977,104	66,841,977
Dividends Declared per Share of Common Stock	$—	$—

Consolidated Balance Sheets
($ in thousands, except share data)

	March 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$137,028	$167,692
Restricted cash	3,162	5,178
Accounts receivable, net	9,046	8,780
Real estate assets, held-for-sale	164,040	2,000
Real estate securities, available-for-sale	2,362	2,294
Other current assets	25,815	21,568
Total Current Assets	341,453	207,512

Restricted cash, noncurrent	821	818
Property and equipment, net of accumulated depreciation	86,850	241,258
Intangibles, net of accumulated amortization	54,896	57,276
Other investments	21,514	21,135
Other assets	8,442	8,649
Total Assets	$513,976	$536,648

Liabilities and Equity
Current Liabilities
Obligations under capital leases	$4,892	$4,652
Membership deposit liabilities	8,715	8,733
Accounts payable and accrued expenses	34,513	36,797
Deferred Revenue	13,636	31,207
Real estate liabilities, held-for-sale	13,487	--
Other current liabilities	16,532	22,596
Total Current Liabilities	91,775	103,985

Credit facilities and obligations under capital leases	112,156	112,105
Junior subordinated notes payable	51,206	51,208
Membership deposit liabilities, noncurrent	88,247	86,523
Deferred revenue, noncurrent	7,332	6,930
Other liabilities	4,779	4,846
Total Liabilities	$355,495	$365,597

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of March 31, 2018 and December 31, 2017	$61,583	$61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 66,977,104 and 66,977,104 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	670	670
Additional paid-in capital	3,173,559	3,173,281
Accumulated deficit	(3,078,734)	(3,065,853)
Accumulated other comprehensive income	1,403	1,370
Total Equity	$158,481	$171,051

Total Liabilities and Equity	$513,976	$536,648

Reconciliation of Core Earnings
($ in thousands)

	Three Months Ended March 31,
	2018	2017
(Loss) Income applicable to common stockholders	$(17,690)	$(14,349)
Add (Deduct):
Impairment	1,473	—
Realized and unrealized (gain) loss on investments	(242)	3,389
Other loss (income) (A)	785	502
Depreciation and amortization (B)	8,259	8,407
Acquisition, transaction, restructuring and spin-off related expenses (C)	2,039	1,662
Core earnings	$(5,376)	$(389)

(A)	Other (loss) income reconciliation:

	Three Months Ended March 31,
	2018	2017
Total other income	$(4,009)	$2,331
Add (deduct):
Equity in earnings from equity method investees	(379)	(379)
Interest and investment income	(446)	(7,888)
Interest expense	4,049	5,434
Other (loss) income	$(785)	$(502)

(B)
Including accretion of membership deposit liabilities of $1.7 million and $1.6 million and amortization of favorable and unfavorable leasehold intangibles of $1.0 million and $1.0 million in the three months ended March 31, 2018 and 2017, respectively. The accretion of membership deposit liabilities was recorded to interest expense, net and the amortization of favorable and unfavorable leasehold intangibles was recorded to operating expenses.

(C)
Including acquisition and transaction expenses of $1.8 million and $1.7 million and restructuring expenses of $0.2 million and less than $0.1 million during the three months ended March 31, 2018 and 2017, respectively. The acquisition and transaction costs were recorded to general and administrative expense and restructuring expenses were recorded to operating expenses.

CORE EARNINGS

The following primary variables impact our operating performance: (i) the current yield earned on our investments that are not included in non-recourse financing structures (i.e., unlevered investments, including investments in equity method investees and investments subject to recourse debt), (ii) the net yield we earn from our non-recourse financing structures, (iii) the interest expense and dividends incurred under our recourse debt and preferred stock, (iv) the net operating income on our real estate and golf investments, (v) our operating expenses and (vi) our realized and unrealized gains or losses, net of related provision for income taxes, including any impairment, on our investments, derivatives and debt obligations. Core earnings is a non-GAAP measure of our operating performance excluding the sixth variable listed above. Core earnings also excludes depreciation and amortization charges, including the accretion of membership deposit liabilities and the impact of the application of acquisition accounting, acquisition and spin-off related expenses and restructuring expenses. Core earnings is used by management to evaluate our performance without taking into account gains and losses, net of related provision for income taxes, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future performance. These adjustments to our income (loss) applicable to common stockholders are not indicative of the performance of the assets that form the core of our activity. Management utilizes core earnings as a measure in its decision-making process relating to the underlying fundamental operations of our investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions. As such, core earnings is not intended to reflect all of our activity and should be considered as only one of the factors in assessing our performance, along with GAAP net income, which is inclusive of all of our activities. Management also believes that the exclusion from core earnings of the items specified above allows investors and analysts to readily identify and track the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate our current core performance using the same measure that management uses to operate the business.

Core earnings does not represent an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our liquidity, and is not indicative of cash available to fund cash needs. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

ABOUT DRIVE SHACK INC.
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

FORWARD-LOOKING STATEMENTS
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s targets and expectations regarding Drive Shack’s existing venue in Orlando, Florida and other venues in the national and global pipeline of locations, including the timing and frequency of opening new venues. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Drive Shack’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K.  Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.